UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 20, 2006

BRE Properties, Inc.

(Exact name of registrant as specified In Its charter)

Maryland	1-14306	94-1722214
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

525 Market Street, 4th Floor, San Francisco, CA	94105-2712
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (415) 445-6530

(Former name or former address, If changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry Into a Material Definitive Agreement.

We have entered into a Credit Agreement, dated as of January 20, 2006, by and among the Company, the lenders from time to time party thereto, Wachovia Capital Markets, LLC and RBS Securities Corporation, as joint lead arrangers and joint book managers, the Royal Bank of Scotland, plc, as syndication agent, Wachovia Bank, National Association as Administrative Agent, Swing Line Lender and L/C Issuer. The Credit Agreement provides for a revolving credit facility in an aggregate amount of up to $600 million which terminates on January 18, 2010 and replaces our previous credit facility for up to $500 million that was entered into on April 4, 2003 by and among us, the lenders named therein and the Bank of America, N.A. as administrative agent for such lenders. The termination date of the revolving facility may be extended by one year at the Company’s option. In addition, the Company has the ability from time to time to increase the size of the revolving credit facility by up to an additional $150 million, subject to receipt of lender commitments and other conditions precedent.

We have the option to select floating or periodic fixed-rate loans under the terms of the Credit Agreement. Depending upon our debt ratings and the type of loan, loans under the Credit Agreement bear interest at rates ranging from 0.0% to 1.25% over the selected fixed or floating interest rate. Interest on floating rate loans is payable monthly in arrears, while interest on the various fixed-rate loans available under the credit facility is payable at the end of selected interest periods ranging from one week to twelve months. During the term of the revolving facility, we may borrow, repay and re-borrow amounts available under the revolving credit facility, subject to voluntary reduction of the revolving commitment.

We pay a quarterly facility fee that ranges from 0.150% to 0.250% of the revolving credit facility commitments depending on our debt ratings. In addition to the facility fee described above, we are also required to pay certain letter of credit and related fronting fees and other administrative fees pursuant to the terms of the Credit Agreement.

Borrowings under the Credit Agreement are guaranteed by certain of our subsidiaries. The Credit Agreement includes, among other terms and conditions, limitations (subject to specified exclusions) on our and our subsidiary guarantors’ ability to make asset dispositions; merge or consolidate with or into another person or entity; create, incur, assume or be liable for indebtedness; create, incur or allow liens on any property or assets; make investments; and declare or make specified restricted payments. Pursuant to the terms of the Credit Agreement, we are also required to maintain specified financial ratios.

The initial borrowings under the Credit Agreement in the amount $311.0 million were used to repay the previous credit facility, which had a balance of approximately $301.9 million, and for other general corporate purposes. Upon repayment we terminated our previous credit facility.

The description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which has been filed as exhibit 10.1 to this report and incorporated by reference herein.

ITEM 1.02.	Termination of a Material Definitive Agreement.

The information with respect to the termination of our previous credit facility is set forth in Item 1.01 and is incorporated herein by reference.

ITEM 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated in this Item 2.03 by reference.

ITEM 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Credit Agreement by and among BRE Properties, Inc., as borrower, and each of Wachovia Capital Markets, LLC and RBS Securities Corporation, as joint lead arranger and joint book manager, The Royal Bank Of Scotland, PLC, as syndication agent, Bank Of America, N.A., as co-documentation agent, Commerzbank AG, as co-documentation agent, the several financial institutions from time to time party thereto, collectively, as lenders, and Wachovia Bank, National Association, as Administrative Agent, Swing Line Lender and L/C Issuer, entered into as of January 20, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRE Properties, Inc. (Registrant)

Date: January 23, 2006		/s/ Edward F. Lange, Jr.
	Name:	Edward F. Lange, Jr.

Exhibit Index

Exhibit Number	Description
10.1	Credit Agreement by and among BRE Properties, Inc., as borrower, and each of Wachovia Capital Markets, LLC and RBS Securities Corporation, as joint lead arranger and joint book manager, The Royal Bank Of Scotland, PLC, as syndication agent, Bank Of America, N.A., as co-documentation agent, Commerzbank AG, as co-documentation agent, the several financial institutions from time to time party thereto, collectively, as lenders, and Wachovia Bank, National Association, as Administrative Agent, Swing Line Lender and L/C Issuer, entered into as of January 20, 2006.